UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 8, 2017

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)

Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 8, 2017, 22nd Century Group, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with Chardan Capital Markets, LLC (the “Placement Agent”) relating to the Company’s registered direct offering (the “Offering”) to select investors (the “Investors”). Pursuant to the Placement Agency Agreement, the Company agreed to pay the Placement Agent a cash fee of 6.0% of the gross proceeds from the Offering. The Placement Agent had no commitment to purchase any of the securities and acted only as an agent in obtaining indications of interest from investors who would purchase the securities directly from the Company. The Placement Agency Agreement requires us to indemnify the Placement Agent and certain of its affiliates against certain customary liabilities.

In addition, on October 8, 2017, the Company and institutional investors introduced to the Company by the Placement Agent entered into a securities purchase agreement (the “Securities Purchase Agreement”) relating to the issuance and sale of shares of common stock. The purchase price per share is $2.625 and the Investors are purchasing approximately $54 million of shares, consisting of an aggregate of 20,570,000 shares of common stock. The Securities Purchase Agreement provides that, subject to certain exceptions, for a period ending on 90 days after the closing of the Offering, neither the Company nor any of its subsidiaries will issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents.

The Securities Purchase Agreement provides that, subject to certain exceptions, for a period of one year following the closing of the Offering, the Company will be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving a variable rate transaction, which generally includes any transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price or exchange rate that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the common stock or (ii) enters into any agreement, whereby the Company may issue securities at a future determined price.

The net proceeds to the Company from the Offering, after deducting Placement Agent fees and the Company’s estimated offering expenses, are expected to be approximately $50.7 million. The Offering is expected to close on or before October 10, 2017.

The common stock is registered under the Securities Act of 1933, as amended, on the Company’s Registration Statement on Form S-3 (Registration No. 333-215391) previously filed with the Securities and Exchange Commission and declared effective on January 17, 2017. The common stock in this Offering is being offered and sold pursuant to a base prospectus and a prospectus supplement filed as part of the Registration Statement.

The foregoing summaries of the terms of the Placement Agency Agreement and the Securities Purchase Agreement are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 1.1 and 10.1, respectively, and incorporated herein by reference. Each of the Placement Agency Agreement and the Securities Purchase Agreement contains representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of those agreements and in the context of the specific relationship between the parties. The provisions of the Placement Agency Agreement and the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements or as stated therein and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 7.01. Regulation FD Disclosure.

On October 8, 2017, the Company issued a press release with respect to the information set forth above. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

The information in this item (including the exhibit) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent, if any, expressly set forth by specific reference in such filing.

Item 9.01(d). Financial Statements and Exhibits.

(d) Exhibits.

1.1	Placement Agency Agreement, dated October 8, 2017, between 22nd Century Group, Inc. and Chardan Capital Markets, LLC.

5.1	Opinion of Foley & Lardner, LLP.

10.1	Form of Securities Purchase Agreement, dated October 8, 2017, by and between 22nd Century Group, Inc. and each of the Purchasers (as defined therein).

23.1	Consent of Foley & Lardner, LLP (included in Exhibit 5.1).

99.1	Press Release, dated October 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Thomas L. James
Date: October 10, 2017	Thomas L. James, Esq.
Vice President, General Counsel and Secretary